Exhibit 99.2



 U. S. STEEL ANNOUNCES COMPLETION OF 10% SENIOR QUARTERLY
        INCOME DEBT SECURITIES DUE 2031 REDEMPTION

     PITTSBURGH, Jan. 2, 2007 - United States Steel

Corporation (NYSE:X) (the "Company") announced today that

it has completed the redemption of its 10% Senior Quarterly

Income Debt Securities (the "SQUIDS") due 2031 (NYSE:XSS).

The redemption of the SQUIDS in the aggregate principal

amount of $49,326,575 plus accrued and unpaid interest paid

to the holders of record on December 15, 2006, was funded

from currently available funds. In connection with the

redemption, the Company will record a pre-tax charge of

approximately $3 million for the remaining unamortized

issuance costs in the first quarter of 2007.


                           -oOo-

SQUIDS SM is a service mark of Goldman, Sachs & Co.
For more information about U. S. Steel, visit www.ussteel.com.